                                 EXHIBIT 11.1
                STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
                    (In thousands except per share amounts)


                                                Three Months Ended September 30,
                                                -------------------------------
                                                       1996             1995
                                                ---------------      ----------
PRIMARY:

Weighted Average Shares Outstanding:

Common shares                                           172,974        161,354

Convertible preferred shares                                 --            442

Stock options                                                --         17,440
                                                ---------------      ----------
Total weighted average shares outstanding               172,974        179,236
                                                ---------------      ----------
                                                ---------------      ----------
(Loss) Income per Share:

Net (loss) income                                   $  (21,601)      $  58,357

Preferred stock dividend requirement                      (131)             --
                                                ---------------      ----------
Net income available to common stockholders         $  (21,732)      $  58,357
                                                ---------------      ----------
                                                ---------------      ----------

Net (loss) income per share                         $    (0.13)       $   0.33

                                                ---------------      ----------
                                                ---------------      ----------

FULLY DILUTED:

Weighted Average Shares Outstanding:

Common shares                                           172,974        161,354

Convertible preferred shares                                 --            442

Zero coupon convertible subordinated debentures              --          7,402

Stock options                                                --         17,440
                                                ---------------      ----------
Total weighted average shares outstanding               172,974        186,638
                                                ---------------      ----------
                                                ---------------      ----------

(Loss) Income per Share:

Net (loss) income                                   $  (21,732)      $  58,357

Add zero coupon convertible subordinated
debenture interest, net of tax                               --          1,341
                                                ---------------      ----------

Adjusted net (loss) income                          $  (21,732)      $  59,698
                                                ---------------      ----------
                                                ---------------      ----------

Net (loss) income per share                         $    (0.13)      $    0.32
                                                ---------------      ----------
                                                ---------------      ----------